EXHIBIT 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

Dear Ladies and Gentlemen:

Re: Hoops Scouting USA (the “Company”)

This letter confirms that we have reviewed Item 4.01, Changes in Registrant’s Certifying Accountant, of the Company’s Form 8-K dated September 19, 2022 and are in agreement with the statements made therein as it pertains to our firm.

Yours truly,

Saturna Group Chartered Professional Accountants LLP

Vancouver, Canada

September 19, 2022